Searching for BIGFOOT Inc.
www.searchingforbigfoot.com

Bigfoot Project Investments Inc.
570 El Camino Real NR-150
Redwood City, CA 94063
Phone: 415-518-8494
Email: bgft@searchingforbigfoot.com

November 30, 2017

East Glacier Park Enterprises LLC
Attn: William and Carol Stewart
200 McAlister Rd
Browning, Montana 59417

Re: Binding Letter of Intent

Dear William and Carol Stewart:

This binding letter of intent ("Letter of Intent") summarizes the principal terms of the acquisition (the "**Transaction**") of **East Glacier Park Enterprises LLC**, a Montana limited liability company (the "**Company**" or "**EGPE**") by **Bigfoot Project Investments Inc.**, a Nevada corporation (the "**Buyer**" or "**BGFT**"). The provisions of this Letter of Intent shall be binding obligations of the Seller and Buyer. No other legally binding obligations will be created until definitive agreements are executed and delivered by all parties. This Letter of Intent shall be governed in all respects by the laws of the State of California.

Transaction Terms

Closing Date:	As soon as practicable following the execution of this Letter of Intent and satisfaction or waiver of the conditions to closing (the "**Closing**"). It is anticipated the Closing Date shall take place on or before January 31, 2018. Prior to Closing, the Company shall commence a 2-year financial statement audit by an independent registered public accounting firm at the expense of the Buyer.
Buyer:	**Bigfoot Project Investments Inc.**, a Nevada corporation (the "**Buyer**" or "**BGFT**"). The Buyer is publicly reporting with the SEC and its financial reports are available on www.sec.gov. Also, the Buyer common stock is quoted on the OTC Market Group's OTC Pink marketplace under the ticker "BGFT".
Company:	**East Glacier Park Enterprises LLC**, a Montana limited liability company (the "**Company**" or "**EGPE**"). The Company owns twelve parcels of land in East Glacier and operates the following: (1) The Dancing Bears Inn & Suites, Inc., (2) Going to the Sun Inn & Suites, Inc., (3) East Glacier Motel, Inc., (4)

	Bait and Tackle shop, (5) Two bedroom one bath rental house, (6) Six apartment unit building, (7) Alpenglow Restaurant, Inc., (8) Souvenir and ice cream shop, and (9) Lots for five more units. These enterprises are generating positive cash flow and the estimated calendar year gross revenue will approximate one million dollars ($1,000,000).
Seller:	William and Carol Stewart, the members of the Company (collectively the "**Seller**").
Transaction:	The Buyer agrees to purchase 100% of the issued and outstanding membership interests of the Company. As consideration for the purchase, Buyer agrees to pay Six Million ($6,000,000) Dollars in the form of convertible Series A Preferred Stock of Buyer (the "**Buyer Series A Preferred Stock**"). The preferences and conversion feature of the Buyer Series A Preferred Stock are defined below.
Series A Preferred Stock:	The Buyer Series A Preferred Stock will (a) have a stated or liquidation value of $1 per share or $6,000,000 in aggregate (b) pay no dividends and (c) shall automatically convert into 5% of the fully diluted issued and outstanding shares of the company upon the sooner of (i) Buyer closing a funding of Five Million ($5,000,000) Dollars or more of either debt or equity securities (a "**Private Placement**"), (ii) Buyer listing its common shares on the NASDAQ Capital Market (a "**NASDAQ Uplisting**"). In the event that neither (i) or (ii) have been completed by June 30, 2018 the Series A Preferred Stock shall revert to the **Buyer** and the ownership interest in the assets acquired in this transaction will revert to the **Seller** debts settled in the process of the asset acquisition shall also revert to the **Seller** new debt agreements will be executed as part of the reversion process. The Buyer Preferred Stock will have priority over the Buyer Common Stock and be on a pari passu equal basis with any other issuances of preferred stock.
Transaction Structure:	At the Closing, the Seller will exchange all Company membership interests in a tax free exchange for the Buyer Preferred Stock. After closing, Buyer will own 100% of the membership interests of the Company.
Consulting Agreements:	Immediately after the Closing, the Company will enter into mutually acceptable consulting agreements with William and Carol Stewart.

Representations and Warranties, Covenants and Indemnities:	Standard representations and warranties, covenants and indemnities by each of the Seller and Buyer.
Conditions to Closing:	Standard Conditions to Closing.
Counsel and Expenses:	Buyer counsel to generate initial drafts of Transaction documents. The parties agree to pay allow VEYO Partners to retain and compensate legal counsel and pay administrative costs related to due diligence and the closing of the transaction.
Confidentiality:	Neither Buyer, the Company or Seller will disclose the terms of this Letter of Intent to any person, other than officers, members of the Board of Directors, accountants and legal counsel, without the written consent of the Buyer, unless required by law.

This Letter of Intent shall constitute a legal and binding agreement between the Buyer and Seller. Other legal rights and obligation of the parties shall arise only pursuant to the terms of a duly executed purchase agreement and related Transaction documents.

[Signature page follows.]

EXECUTED this 3 day of DEC, 2017.

EAST GLACIER PARK ENTERPRISES LLC

BY: ______________________

Name: William Stewart

Title: Managing Member

BIGFOOT PROJECT INVESTMENTS INC.

BY: ______________________

Name: Tom Biscardi

Title: CEO